Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249981

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus dated December 9, 2020)

Fisker Inc.

Up to 133,785,596 Shares of Class A Common Stock

Up to 27,760,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 9,360,000 Warrants

This prospectus supplement supplements the prospectus dated December 9, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249981). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 9, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 27,760,000 shares of our Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), which consists of (i) up to 9,360,000 shares of Class A Common Stock that are issuable upon the exercise of 9,360,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the IPO (as defined in the Prospectus) of Spartan Energy Acquisition Corp. (“Spartan”), at an exercise price of $11.50 per share of Class A Common Stock, and (ii) up to 18,400,000 shares of Class A Common Stock that are issuable upon the exercise of 18,400,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the IPO of Spartan, at an exercise price of $11.50 per share of Class A Common Stock.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 133,785,596 shares of Class A Common Stock, including (i) 28,356,906 shares of Class A Common Stock issued pursuant to the Business Combination Agreement (as defined in the Prospectus) as Merger Consideration (as defined in the Prospectus), (ii) 13,358,824 Conversion Shares (as defined in the Prospectus), (iii) 9,360,000 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants, (iv) 13,235,412 Executive Shares (as defined in the Prospectus), (v) up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 warrants originally issued in a private placement to Magna International Inc. in connection with entering into a cooperation agreement, at an exercise price of $0.01 per share of Class A Common Stock (the “Magna Warrants”), and (vi) 50,000,000 PIPE Shares (as defined in the Prospectus).

Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “FSR.” On June 8, 2021, the closing price of our Class A Common Stock was $18.07 per share. Our Public Warrants were formerly listed on the NYSE under the symbol “FSR WS.” On April 19, 2021, we redeemed all of the outstanding Public Warrants and the NYSE filed a Form 25-NSE with respect to the Public Warrants; the formal delisting of the Public Warrants became effective ten days thereafter.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2021 (June 8, 2021)

Fisker Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1888 Rosecrans Avenue Manhattan Beach, California 90266
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 434-7537

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	FSR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 8, 2021, Fisker Inc. (the “Company”) held an Annual Meeting of Stockholders (the “Annual Meeting”). The final voting results on each of the matters submitted to a vote of stockholders at the Annual Meeting are set forth below.

1.

All three Class I directors were elected, each to serve a three-year term expiring at the 2024 annual meeting of stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Nominee	For	Withheld	Broker Non-Votes

Wendy J. Greuel	1,343,769,013	17,241,080	37,282,291
Roderick K. Randall	1,342,668,941	18,341,152	37,282,291
Mitchell S. Zuklie	1,342,662,271	18,347,822	37,282,291

2.	The appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 was ratified.

Votes For	Votes Against	Votes Abstained

1,397,594,051	494,817	203,516

Item 9.01. Financial Statements and Exhibits.

(d) List of Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 9, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2021	FISKER INC.

	By:	/s/ Geeta Gupta
Dr. Geeta Gupta Chief Financial Officer and Chief Operating Officer

3

Exhibit 99.1

Page | 1

FOR IMMEDIATE RELEASE

Contact: Fisker Inc.

Simon Sproule, SVP, Communications

310.374.6177 | Fisker@DRIVEN360.com

Rebecca Lindland, Director, Communications

rlindland@fiskerinc.com

Dan Galves, VP, Investor Relations

dgalves@fiskerinc.com

FiskerIR@icrinc.com

FISKER ANNOUNCES RESULTS OF FIRST ANNUAL STOCKHOLDER MEETING

•	Elected three Class 1 Directors to company Board each for a three-year term

•	Ratified appointment of PricewaterhouseCoopers LLP as accounting firm

•	Highlighted initiative to produce a climate neutral product by 2027

•	Conducted a 30 minute question and answer session

LOS ANGELES (June 9, 2021) – Fisker Inc. (NYSE: FSR) (Fisker) – passionate creator of the world’s most sustainable electric vehicles and advanced mobility solutions – held the company’s first-ever Annual Stockholders Meeting virtually via live webcast from its headquarters in Manhattan Beach, CA on Tuesday, June 8, 2021.

Fisker stockholders approved all proposals voted on at the meeting.

As a result, the following nominees were elected to the Board of Directors as Class 1 directors for a three-year term expiring at the 2024 annual meeting of stockholders:

a.	Wendy J. Greuel, consultant to the Discovery Cube Science Center and former Los Angeles City Controller

b.	Roderick K. Randall, Executive Partner at Siris Capital Group, LLC

c.	Mitchell S. Zuklie, Chairman and Chief Executive Officer of Orrick, Herrington & Sutcliffe, LLP

The Board of Directors of Fisker, Inc. currently has eight directors. Of its members, six are independent, and three are women. “The composition of our Board of Directors reflects the company’s desire to maintain sector expertise and preserve the diversity of its membership,” says Chairman and Chief Executive Officer Henrik Fisker.

The company also ratified the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Fisker Inc. for the fiscal year ending December 31, 2021.

Fisker provided incremental details about its goal to produce a Climate Neutral Electric Vehicle Product by 2027, followed by a question and answer session with stockholders.

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An audio replay of the Annual Stockholders Meeting will be available for 12 months at this link, and Fisker is providing a transcript of the meeting at this link.

For more information or interview inquiries, contact Fisker@GoDRIVEN360.com.

About Fisker Inc.

California-based Fisker Inc. is revolutionizing the automotive industry by developing the most emotionally desirable and eco-friendly electric vehicles on Earth. Passionately driven by a vision of a clean future for all, the Company is on a mission to become the No. 1 e-mobility service provider with the world’s most sustainable vehicles. To learn more, visit www.FiskerInc.com – and enjoy exclusive content across Fisker’s social media channels: Facebook, Instagram, Twitter, YouTube, and LinkedIn.

Download the revolutionary new Fisker mobile app from the App Store or Google Play store.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the goal to produce a climate neutral vehicle by 2027 and statements regarding the Company’s future performance and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: Fisker’s limited operating history; Fisker’s ability to enter into additional manufacturing and other contracts with Magna, or other OEMs or tier-one suppliers in order to execute on its business plan; the risk that OEM and supply partners do not meet agreed upon timelines or experience capacity constraints; Fisker may experience significant delays in the design, manufacture, regulatory approval, launch and financing of its vehicles; Fisker’s ability to execute its business model, including market acceptance of its planned products and services; Fisker’s inability to retain key personnel and to hire additional personnel; competition in the electric vehicle market; Fisker’s inability to develop a sales distribution network; and the ability to protect its intellectual property rights; and those factors discussed in Fisker’s Annual Report on Form 10-K, as amended, under the heading “Risk Factors,” filed with the Securities and Exchange Commission (the “SEC”), as may be supplemented by Quarterly Reports on Form 10-Q and other reports and documents Fisker files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Fisker undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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